UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 3, 2007

Polypore International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32266	43-2049334
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

11430 North Community House Road, Suite 350,		28277
Charlotte, NC		(Zip code)
(Address of principal executive offices)

(704) 587-8409

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 1.02.  Termination of a Material Definitive Agreement

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-

Balance Sheet Arrangement of a Registrant.

Immediately following the closing of Polypore International, Inc.’s (“Polypore International”)  initial public offering of its common stock (“IPO”) on July 3, 2007, (i) PP Holding Corporation (“Holdings”), Polypore, Inc., Daramic Holding S.A.S. (“Daramic Holding”), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders named therein entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), which amended and restated the existing Credit Agreement, dated as of May 13, 2004 (the “Existing Credit Agreement”), among Holdings, Polypore, Inc., JPMorgan Chase Bank, as administrative agent, and the other agents and lenders named therein and (ii) Holdings, Polypore, Inc. and all of Polypore, Inc.’s domestic restricted subsidiaries entered into a First Amendment and Reaffirmation Agreement (the “Reaffirmation Agreement”), which amends and reaffirms the obligations under the Guarantee and Collateral Agreement, dated as of May 13, 2004 (the “Guarantee and Collateral Agreement”), among Holdings, Polypore, Inc. and such domestic restricted subsidiaries, in favor of JPMorgan Chase Bank, as administrative agent.

Polypore, Inc. and Daramic Holding are the borrowers under the Amended and Restated Credit Agreement, which provides for (i) a $322.9 million term loan facility (the “Dollar Term Loan Facility”) borrowed by Polypore, Inc. and a €35.0 million term loan facility (the “Euro Term Loan Facility” and, together with the Dollar Term Loan Facility, the “Term Loan Facility”) borrowed by Daramic Holding, which together replace the obligations outstanding under the Existing Credit Agreement, were fully drawn on July 3, 2007, and (ii) a $90.0 million revolving credit facility (the “Revolving Facility”), which is currently undrawn.  In addition, Polypore, Inc. has the right to request (but no lender is committed to provide) additional term loans under the Term Loan Facility, subject to the satisfaction of customary conditions, including Polypore, Inc.’s ratio of senior secured indebtedness to adjusted EBITDA not exceeding specified thresholds after giving effect to any such incremental term loan borrowings.

All of the indebtedness outstanding under the Amended and Restated Credit Agreement is guaranteed by Holdings and all of Polypore, Inc.’s current and future domestic restricted subsidiaries (other than inactive subsidiaries).  Pursuant to the terms of the Guarantee and Collateral Agreement (as amended and reaffirmed by the Reaffirmation Agreement), the obligations of Polypore, Inc., Daramic Holding and the guarantors under the Amended and Restated Credit Agreement are secured by a first priority security interest in substantially all of the existing and future property and assets, including inventory, equipment, general intangibles, intellectual property, investment property and other personal property (subject to certain exceptions) of Polypore, Inc. and its existing and future domestic restricted subsidiaries (other than inactive subsidiaries), and a first-priority pledge of the capital stock of Polypore, Inc. and its subsidiaries (other than foreign subsidiaries) and 66% of the voting capital stock of Polypore, Inc.’s first tier foreign subsidiaries.

The interest rates per annum applicable to loans, other than swingline loans (which bear interest at the alternate base rate), under the Amended and Restated Credit Agreement are, at Polypore,

Inc.’s option, equal to either an alternate base rate (in the case of loans denominated in U.S. dollars) or an adjusted LIBO rate for one, two, three, six or, under certain circumstances, nine or twelve-month interest periods chosen by Polypore, Inc., in each case, plus an applicable percentage margin.  The alternate base rate is the greater of (i) JPMorgan Chase Bank, N.A.’s prime rate from time to time or (ii) 50 basis points over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York from time to time.  The adjusted LIBO rate is determined by reference to settlement rates established for deposits in the relevant currency in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to the lenders under the Amended and Restated Credit Agreement are subject from time to time.  The applicable margin percentage for revolving loans and term loans under the Amended and Restated Credit Agreement is a percentage per annum equal to 1.25% for alternate base rate loans or 2.25% for adjusted LIBO rate loans, and is subject to adjustments based on separate performance goals. On the last day of each calendar quarter Polypore, Inc. is required to pay each lender a commitment fee in respect of any unused commitments under the Revolving Facility.

Subject to exceptions, the Amended and Restated Credit Agreement requires mandatory prepayments of the Term Loan Facility based on a certain percentage of excess cash flow and from the net cash proceeds of asset sales and recovery events or the issuance of certain debt securities. In addition, Polypore, Inc. is permitted to voluntarily prepay the loans outstanding under the Amended and Restated Credit Agreement from time to time. Such mandatory and voluntary prepayments will not require the payment of any premium or penalty.

The Term Loan Facility requires quarterly payments of principal at the end of each fiscal quarter, with the balance payable at final maturity.  All scheduled amortization payments will be ratably increased by the aggregate principal amount of incremental term loans, if any.

The Amended and Restated Credit Agreement includes negative covenants (subject to certain exceptions) that restrict or limit the ability of Holdings, Polypore, Inc. and their subsidiaries to, among other things: incur, assume or permit to exist additional indebtedness or guarantees; incur liens and engage in sale leaseback transactions; make loans and investments; declare dividends; make payments on or redeem or repurchase capital stock; engage in mergers, acquisitions and other business combinations; prepay, redeem or purchase certain indebtedness; amend or otherwise alter terms of any material indebtedness and other material agreements; sell assets; transact with affiliates; and alter the business that is conducted (and in the case of Holdings, engage in any business activities other than those incidental to its ownership of Polypore, Inc.).

In addition, the Amended and Restated Credit Agreement requires that Polypore, Inc. comply with the following financial covenants:

•                  So long as the commitments of the lenders to provide the Revolving Facility remain outstanding, Polypore, Inc. is prohibited from making capital expenditures in any fiscal year in excess of $60,000,000 (plus (i) an aggregate amount of $10,000,000, all or a portion of which may be used in any fiscal year during the term of the Amended and Restated Credit Agreement and (ii) an amount calculated from time to time based on Polypore, Inc.’s consolidated net income and certain other available sources of cash), which amount may be increased by unused amounts of permitted capital expenditures from the preceding two years and by an amount equal to up to 50% of permitted capital expenditures for the following year, and which shall be further increased in the event of acquisitions or increases in the total assets of Polypore, Inc.; and

•                  At any time when loans or letters of credit under the Revolving Facility are outstanding, Polypore, Inc. is required to maintain a ratio of senior secured indebtedness to adjusted EBITDA of (i) for all periods from the closing date of the Amended and Restated Credit Agreement until June 30, 2008, 3.25 to 1.00 and (ii) thereafter, 3.00 to 1.00.

Also, if, on February 1, 2012, any indebtedness is outstanding under Polypore, Inc.’s indenture relating to its 8 3/4% senior subordinated notes due 2012, then, on February 1, 2012, all loans under the Amended and Restated Credit Agreement will automatically become due and payable, and the revolving commitments will automatically terminate.

The Amended and Restated Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults (including, in the case of the revolving credit facility only, the financial covenants referred to above), cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under Amended and Restated Credit Agreement will be entitled to take various actions, including acceleration of amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

The Amended and Restated Credit Agreement and the Reaffirmation Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. These summaries of the provisions of such exhibits are qualified in their entirety by reference to such exhibits.

Item 3.03.   Material Modification of Rights of Security Holders

Item 8.01.   Other Events

On July 3, 2007, Polypore International closed its IPO of 15,000,000 shares of common stock at a price of $19.00 per share.  Polypore International used the net proceeds of the IPO of $267,900,000 (after discounts and commissions but before expenses), together with available cash, to purchase its 10½% Senior Discount Notes due 2012 (the “Notes”) in connection with its previously announced tender offer and related consent solicitation.  In connection with the tender offer and consent solicitation, on July 3, 2007, Polypore International purchased  approximately 98.49% of the aggregate principal amount at maturity outstanding of the Notes for $289,215.824 (including consent payments) and entered into a supplemental indenture (the “Supplemental Indenture”), which amended the Indenture, dated as of October 18, 2004, between Polypore International and The Bank of New York, as trustee, relating to the Notes (the “Indenture”).  The

Supplemental Indenture was entered into between Polypore International and The Bank of New York, as trustee, and eliminates substantially all of the covenants and certain events of default and related provisions contained in the Indenture.  The tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 13, 2007.

The Supplemental Indenture is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference as if set forth in full.

The information included in this Item 3.03 of this Current Report on Form 8-K is incorporated by reference into Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1

Supplemental Indenture, dated as of July 3, 2007, between Polypore International, Inc. and The Bank of New York, as trustee, supplementing the Indenture dated as of October 18, 2004, between Polypore International, Inc. and The Bank of New York as Trustee, relating to Polypore International Inc.’s 10½% Senior Discount Notes due 2012.

10.1

Amended and Restated Credit Agreement, dated as of July 3, 2007, between PP Holding Corporation, Polypore, Inc., Daramic Holding S.A.S., JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders named therein.

10.2	First Amendment and Reaffirmation Agreement, dated as of July 3, 2007, between PP Holding Corporation, Polypore, Inc., and all of Polypore, Inc.’s domestic restricted subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Polypore International, Inc.

	By:	/s/ Phillip Bryson
Phillip Bryson
General Counsel

Date: July 10, 2007